Exhibit 2.5

Allotment Agreement

Entered into and executed in Ramat Gan on August 27, 2009

Between:	Sela Group.com Ltd. Company no. 520044470 Of 14-18 Baruch Hirsch St. Bnei Braq

	(the “Company”)	On the first part;

And:	D-Medical Industries Ltd.
Public Company no. 520041955
Of 7 Jabotinsky St., Ramat Gan

	(hereinafter: the “Purchaser”)	On the other part;

(The Company and the Purchaser shall be hereinafter jointly referred to as the “Parties”)

Whereas	On August 27 2009 Menashe Geisler Investments Ltd. and Trend Hadar Investments Ltd. (the “Purchasers”) signed an agreement with Messrs. Korfini Segal and David Bassa, the controlling shareholders of the Company (the “Controlling Shareholders”), attached as Annex A to this Agreement, within which the Purchasers are due to purchase from the Controlling Shareholders their main holdings in the Company, constituting approximately 55.69% of the Company’s capital (the “Agreement for Purchase of Control”); and

Whereas	One of the conditions precedent, on the fulfillment of which the entering into effect of the Agreement for Purchase of Control is contingent, is the performance of an allotment of up to 143,610,516 shares to the Purchaser, against including The holdings of the Purchaser (57.5%) in Sindolor Medical Ltd., which shall constitute after their issuance, 90% of the issued paid-up share capital and voting rights of the Company, against the private issuance, as defined below (the “Issued Shares” and the “Private Issuance”); and

Whereas	In accordance with the aforesaid, the parties desire to engage in this Agreement, which shall establish their agreements with regard to the Private Issuance and all as specified in this Agreement below;

Therefore it is declared, stipulated and agreed between the parties as follows:

1.	General

1.1.	The preamble and annexes of this Agreement constitute an integral part thereto.

(—)		(—)
Sela Group.Com Ltd.	1	D-Medical Industries Ltd.

1.2.	The section headings in this Agreement are intended for purposes of convenience only and shall not be used for interpretation of this Agreement.

2.	Definitions

2.1	“Shares”	Ordinary shares of the Company of NIS 0.01 nominal value each.

2.2	“Free”	Free and clear of any encumbrance, charge, right of refusal and any other right in favor of anyone.

2.3	“Company’s Capital”	The issued and paid up capital of the Company which is 14,495,724 shares.

2.4	“Purchaser’s Account”	A bank account to which the Company shall transfer the shares. The Purchaser shall transfer to the Company and to the Trustees the details of the aforesaid account, no later than one business day prior to the Closing Date.

2.5	“Trustees”	Adv. Victor Tshuva, attorney for the Purchaser and Adv. Ronen Cantor, attorney for the Controlling Shareholders.

2.6	“Companies Law”	The Companies Law, 5759 – 1999

2.7	“Business Day”	A day on which the banks in Israel are open to the public for performing transactions.

2.8	“Registration Company”	The Bank Leumi Le-Israel Registration Company Ltd.

2.9	“Securities Law”	The Securities Law, 5728 – 1968.

2.10	“Approvals of the Company’s Institutions”	The accumulative approval of the Audit Committee, the Board of Directors and the General Meeting of the Company, by the majority determined in Section 275(a)(3) of the Companies Law.

2.11	“Barrier Conditions”	Limitations on re-sale of the allotted shares according to Section 15c of the Securities Law and the Securities Regulations (details regarding Section 15a and 15c of the Law), 5760-2000, as detailed in Section 9 below.

2.12	“New Business”	The Purchaser’s holdings (approximately 57.5% not fully diluted) in Sindolor Medical Ltd. The Purchaser holds approximately 55.34% of the issued and paid-up capital of Sindolor Medical Ltd. on a fully diluted basis.

(—)		(—)
Sela Group.Com Ltd.	2	D-Medical Industries Ltd.

2.13	“Outline”	An outline describing the New Business.

2.14	“Warrants”	7,978,362 warrants, which shall be allotted to the Purchaser within the framework of this Agreement.

2.15	“Holding Company”	A private company to be established by the Purchaser, and which 100% of such company’s issued paid up share capital will be held by the Purchaser so that the Purchaser shall transfer all of its holdings in Sindolor Medical Ltd. to the Holding Company.

3.	The Transaction

On the Closing Date, against the transfer of the New Business to the Company, based on valuations, the Company shall allot to the Purchaser the Issued Shares, while Free (except as subject to the Barrier Conditions) and subject to the fulfillment of the conditions precedent specified in the agreement, Annex A to this Agreement, pursuant to the following transaction stages:

First Stage:

Purchase of 8,274,621 ordinary shares of the Company, by the Purchasers, which constitute approximately 55.69% of the Company’s issued and paid-up capital, in consideration for an amount of NIS 1.44 million, transfer of the Company’s business (pursuant to the Agreement for Transfer of Business as defined in the agreement, Annex A of this Agreement) from the Company to the Company’s Controlling Shareholders and transfer of the consideration of the transferred business (NIS 900 thousand) from the Company’s Controlling Shareholders to the Company.

Second Stage

On the closing date (after the period for exercise of options issued to the Company’s employees with an exercise addition of NIS 0.065 had elapsed) the Purchaser undertakes to transfer to the Company its holdings (approximately 57.5%) in Sindolor Medical Ltd. against the issuance of up to 143,610,516 shares to the Purchaser, against the inclusion of the Purchaser’s holdings (approximately 57.5%) in Sindolor Medical Ltd., which shall constitute, after their issuance, 90% of the issued and paid-up share capital and voting rights of the Company, that is against the consideration of the Private Issuance (prior to the transfer of the Purchaser’s holdings in Sindolor to the Company the Purchaser shall transfer all of its holdings in Sindolor Medical Ltd. to a private company held by the Purchaser 100% so that the Purchaser shall transfer its holdings in the new company to the Company). For details regarding Sindolor Medical Ltd. see the Purchaser’s annual report which is attached to this Agreement as Annex B. It should be clarified that Sindolor Medical Ltd. had commenced operating also in the field of developing a domestic appliance for reducing pain with a wide range of usages.

(—)		(—)
Sela Group.Com Ltd.	3	D-Medical Industries Ltd.

In addition, the Purchaser will be issued, subject to the Company being removed from the Maintenance List, 7,978,362 warrants convertible into 7,978,362 ordinary shares of the Company. The exercise price for the warrants will be NIS 0.065, the exercise period for the warrants shall be until December 31, 2011. The warrants shall be subject to the customary adjustments.

Third Stage:

Prospectus for issuance of rights – in proximity to the filing of a transaction report in respect of this agreement, the Company shall file to the Securities Authority and to the Stock Exchange a prospectus draft for the purpose of performing the issuance of rights. The Company must receive the permit of the Securities Authority for the publication of the prospectus for issuance of shares by way of rights until November 30, 2009 (the closing of the transaction shall be performed prior to the record date for participation in the Company’s rights’ prospectus – so that the shares issued to the Purchaser shall participate in the rights’ issuance).

Fourth Stage

On the Closing Date, the Purchaser undertakes to transfer to the Company its holdings in Sindolor Medical Ltd. against the issuance of up to 143,610,516 shares to the Purchaser, which shall constitute, following their issuance, 90% of the issued and paid-up share capital and voting rights of the Company.

4.	The Company’s representations

The Company represents to the Purchaser as follows:

4.1.	The Company is a public company duly incorporated and registered in Israel on December 6, 1999 and its number at the Companies Registrar is 52-004447-0. The Company is registered at the Companies Registrar as an active company and it has not received a notification from the Companies Registrar that it intends to de-list it from its records.

4.2.	The Company’s registered share capital is NIS 1,000,000, divided into 100,000,000 ordinary shares of the Company of NIS 0.01 nominal value each.

4.3.	The Company’s issued and paid-up share capital, as of the date of signing this Agreement, is 14,495,724 shares (out of which 1,051,180 shares are held by the Company), which had been fully paid for and issued according to law and in accordance with the provisions of the Memorandum and Articles of Association of the Company.

4.4.	The Company has not undertaken to issue to any person and/or any entity shares and/or securities of any type whatsoever and/or rights for shares and/or any other rights and has not received any payment on account of such shares and/or other securities and/or rights except for the existing employee options.

(—)		(—)
Sela Group.Com Ltd.	4	D-Medical Industries Ltd.

4.5.	The Issued Shares shall be issued to the Purchaser while Free, and shall constitute after their issuance 90% of the Company’s capital.

4.6.	The execution of this Agreement and performance of its contents, do not conflict or contradict with: (1) the Company’s incorporation documents, if and to the extent relevant; (2) any judgment, decree, directive and/or instruction that any court, a quasi judicial entity or any administrative authority that apply to the Company; (3) any agreement, undertaking or limitation to which the Company is a party.

4.7.	It is aware that the Purchaser is engaging in this Agreement in reliance on the representations specified in this Section above.

5.	Representations and Warranties of the Purchaser

The Purchaser confirms and undertakes that the declarations and representations detailed below are true, complete and accurate and that it is aware that based on these declarations and representations the Company is engaging in this Agreement:

5.1.	It has the ability to comply with all of its undertakings according to this Agreement.

5.2.	The execution of this Agreement and performance of its contents do not conflict or contradict: (1) the companies incorporation documents if and to the extent relevant; (2) a judgment, decree, directive and/or instruction of any court, quasi judicial entity or any administrative authority that apply to it; (3) any agreement, undertaking or limitation to which the Purchaser is a party.

5.3.	It is aware that the Issued Shares shall be subject to the Barrier provisions and it undertakes to handle the Issued Shares in a manner which shall not be considered as an offer to the public, as detailed in the Securities Law.

5.4.	It has the full authority and entitlement required to sign this Agreement and to perform and fulfill its undertakings according to this Agreement. This Agreement when signed by the Purchaser, will constitute its binding effective legal undertaking, and will be enforceable against it pursuant to its stipulations and subject to its conditions.

5.5.	It is aware that the Company is engaging in this Agreement in reliance on the representations detailed in this Section above.

5.6.	The Purchaser is aware that the Company is engaging with it in an agreement out of and due to reliance on its declarations and representations included in this Agreement.

(—)		(—)
Sela Group.Com Ltd.	5	D-Medical Industries Ltd.

5.7.	All of the representations and warranties detailed in this Agreement, shall be valid and true for the Closing Date as well, as if they were given on the Closing Date, except for changes within the ordinary course of business, as was conducted prior to the date of signing this Agreement, or changes with regard to which the Company’s agreement had been received in advance in writing.

5.8.	Sindolor Medical Ltd. (hereinafter in this sub-section “Sindolor” or the “Company”):

5.8.1.	Sindolor had been duly incorporated in Israel on May 2, 2007 as a private company limited by shares and its number at the Companies Registrar is 513970756. A true copy of Sindolor’s incorporation certificate is attached to this Agreement as Annex 5.8.1. Sindolor is registered at the Companies Registrar as an active company and no action has been taken by it, by its shareholders and/or by others for its liquidation and/or its removal from the records of the Companies Registrar.

5.8.2.	True and updated copies as of the date of signing this Agreement of the Sindolor’s memorandum and articles of association are attached to this Agreement as Annex 5.8.1.a. Since its establishment and up to the date of signing of this Agreement, there have not been any special resolutions made in Sindolor, except for resolutions of which copies are attached as Annex 5.8.2b.

5.8.3.	The Directors of Sindolor on the date of signing this Agreement are Messrs. Yosef Rauch, Michael Peri, Meni Mor, Ze’ev Bronfeld and Eli Arad.

Company’s capital

5.8.4.	Sindolor’s registered capital as of the date of signing this Agreement is NIS 100,000,000 and it is divided into 10,000,000,000 ordinary shares of NIS 0.01 nominal value each.

5.8.5.	The issued and paid up share capital of Sindolor on the date of singing this Agreement is NIS 4,249.98 and it is divided into 424,998 ordinary shares of NIS 0.01 nominal value each.

5.8.6.	Annex 5.8.6 to this Agreement is Sindolor’s share capital chart specifying the shareholders of the Company and the rate of their holdings in its shares, as well as everyone who holds a right or option of any type whatsoever for receipt or purchase of Sindolor shares.

(—)		(—)
Sela Group.Com Ltd.	6	D-Medical Industries Ltd.

5.8.7.	Except as specified in Annex 5.8.6 there is no undertaking of Sindolor or any of its managers to allocate shares to any of its shareholders and/or to any third party, including to employees, and there are no rights, purchase undertakings or options for purchase of Sindolor’s shares or any securities convertible into the Company’s shares, from the Company including to employees and none have been issued.

Financial Statements and Financial status

5.8.8.	Sindolor does not have financial statements prepared according to the Securities Regulations. Attached are financial statements as of December 31, 2008, which are not prepared according to the Securities Regulations.

5.8.9.	From the date of the financial statements until the date of signing this Agreement and subject to the contents of this Agreement, there were no actions taken in Sindolor that deviate from the ordinary course of business which were not explicitly expressed in this Agreement, and no event occurred which affected and/or may materially adversely affect, alone or together with other events, the status of Sindolor’s business and/or its financial state, or to cause material worsening to Sindolor’s business results.

5.8.10.	Sindolor has filed to the income tax authorities, the Israel National Insurance Institution, VAT, purchase tax, customs and/or any other authority the reports that applies to any of them to file according to law on time, and any tax, levy, VAT, fee or other mandatory payment charged or that have been charged on the Company and/or the subsidiaries or demanded from any of them were duly paid by them and/or full provisions were made in their regard, as required according to accepted accounting principles, in the books of the relevant company, including within the aforesaid financial statements.

5.8.11.	The Company has filed tax reports until 2007 (inclusive) and undertakes to file reports for 2008 until the Closing Date.

5.8.12.	Since the date of the financial reports Sindolor did not declare and did not distribute any dividends, and did not perform any other distribution to its shareholders, whether in cash or in any other way. There is no dividend that has been declared by the Company and not yet paid in full to the shareholders.

5.8.13.	Except as detailed in Annex 5.8.13 to this Agreement, Sindolor is not a guarantor of any type of guarantee towards any third party, it has not undertaken to indemnify any third party and no pledges or collaterals have been given for any third party (including to any of their shareholders).

(—)		(—)
Sela Group.Com Ltd.	7	D-Medical Industries Ltd.

5.8.14.	Management/service receipt agreements which Sindolor is a party to are attached to this Agreement and marked as Annex 5.8.14.

Assets and Liabilities

5.8.15.	Sindolor has full ownership in the equipment, assets, property, movables, tangible and intangible, used by it. The Company’s assets are specified in Annex 5.8.15 (Form k) to this Agreement. Sindolor is the owner of the holding and usage rights of its assets. Sindolor’s assets are in proper condition, fit for the conduct of its business in the ordinary course.

5.8.16.	Except as specified in Annex 5.8.16, all of Sindolor’s assets are free of any debt, levy, encumbrance, pledge, mortgage, collateral, lien or any third party right whatsoever.

5.8.17.	A list of the rent, lease, and license agreements which Sindolor is a party to pertaining the property which Sindolor uses and which is not owned by it are attached as Annex 5.8.17. Copies of those agreements have been submitted to the Company by the Purchaser within the framework of the due diligence investigations it had performed. Sindolor is not in any breach of the aforesaid lease agreements and its holding of rights by their virtue is in effect.

5.8.18.	A list of assets owned or held by Sindolor is attached as Annex 5.8.18 to this Agreement.

5.8.19.	Except as specified in Annex 5.8.19 Sindolor has no undertakings, beyond undertakings within the ordinary course of business of any type whatsoever, with regard to which or as a result of which Sindolor may be obligated, after the date of this Agreement, by any material liability, except for the undertakings explicitly specified in this Agreement.

Intellectual Property

5.8.20.

Sindolor is the full owner and/or owner of a right to use, free and clear of any pledge, claim or limitation, the intellectual property and the knowledge being used and/or required for the conduct of its business, as it is conducted at the date of signing this Agreement, including and without derogating from the generality of the aforesaid, patents, copyrights, work methods, its information, software and computer systems, trade names and trade marks being used by them. To the best of Sindolor’s

(—)		(—)
Sela Group.Com Ltd.	8	D-Medical Industries Ltd.

knowledge, Sindolor’s use of the intellectual property does not breach any license right of others, including those of employees and/or former employees. Sindolor has not granted others an exclusive and/or other right to use and/or utilize such rights. Full specification of Sindolor’s intellectual property rights and their status is in Annex 5.8.20. Except as specified in Annex 5.8.20 Sindolor is not obligated to pay any payment by way of royalties, commissions and/or any other way to any owner and/or license holder or claimant of any patent, trade mark, service mark, trade name, copyright and/or any other proprietary right, with regard to their use. Any part of the intellectual property of any type which is currently in development or that shall be developed in the future, by any employee and/or sub contractor and/or consultant and/or supplier of the Company will be its property and title alone, and there is no law and/or agreement contradicting that to the best of Sindolor’s knowledge.

5.8.21.	Sindolor lawfully uses intellectual property rights of others, including software, which are required for its current activity and to the best of knowledge it is not in breach of intellectual property rights of any third party. A list of the intellectual property rights of third parties which Sindolor uses is attached hereto as Annex 5.8.21.

5.8.22.	Sindolor has taken all of the customary security means in order to protect the confidentiality and secrecy of the intellectual property as defined and described above. Sindolor is not aware of any breach and/or claim of breach and/or projected breach of proprietary rights of any other person or entity by Sindolor neither is it aware of any breach of intellectual property rights of the Company by any third party.

Bank Accounts

5.8.23.	The full details regarding all of the bank accounts of any type of Sindolor, including specification of the guarantors for such accounts, the collaterals and/or guarantees provided by Sindolor, loans to the extent there are such, signature rights, standing orders, credit line and deviations, as of the date of signing this Agreement as well as the bank account status as of August 31, 2009, are specified in Annex 5.8.23 to this Agreement. Except for those bank accounts the Company has not other bank accounts of any type whatsoever.

(—)		(—)
Sela Group.Com Ltd.	9	D-Medical Industries Ltd.

Agreements and Negotiations

5.8.24.	All of the material agreements written and/or oral which Sindolor is a party to, or that according to which it is bound and that are in effect on the date of signing this Agreement, including material agreements with clients, suppliers, consultants, employees, sub-contractors, rent agreements and including agreements with shareholders, to the extent such exist, are attached as Annex 5.8.24 (the “Material Agreements”). Copies of the Material Agreements have been delivered to the Company within the framework of the due diligence investigations. Except for the Material Agreements, Sindolor did not engage in any other material agreements which are still in effect and that Sindolor is obligated by their virtue in any manner.

5.8.25.	All of the Material Agreements are in effect. To the best of knowledge, the other parties to the agreements specified in Annex 5.8.25 are not in any breach of the Material Agreements. Sindolor is not aware of any intention to cancel the Material Agreements and/or to cease them and/or to change any of their terms in a manner that may adversely and materially affect Sindolor’s business results in the future.

5.8.26.	Any material negotiation that Sindolor is carrying with any person and/or entity, are detailed in Annex 5.8.26.

The Company and its shareholders

5.8.27.	The amounts that Sindolor owes any of its shareholders, their relatives or corporations in which any of them has a right, directly or indirectly (“Interested Parties”), other undertakings that Sindolor has towards Interested Parties and the amounts that any of the Interested parties owe Sindolor and the other undertakings that they have towards it, all directly or indirectly, are specified in Annex 5.8.27. Except for the contents of that Annex, there are no agreements, understandings, arrangements or consents of any type whatsoever, written or oral, between Sindolor and its shareholders, or among the shareholders with regard to the use of any of their rights as shareholders in Sindolor and/or to the conduct of its business, except as detailed in this Agreement and in Sindolor’s articles of association.

Legal Proceedings

5.8.28.

Except as specified in Annex 5.8.28, Sindolor, and to the best of the Purchaser’s knowledge, its shareholders and directors, are not party to any legal proceedings, criminal or civil, whether in Israel or abroad (to the extent such proceedings relate to the

(—)		(—)
Sela Group.Com Ltd.	10	D-Medical Industries Ltd.

Company); they are not suing and not being sued by any third party and are not aware of any warning and/or demand and/or intention of any third party to take any legal actions against Sindolor and/or against any of them as a shareholder and/or officer in Sindolor pertaining the Company. There is no claim and/or any other legal proceeding pending against the managers of Sindolor and its shareholders relating to its actions or to actions taken on its behalf

Employees

5.8.29.	A list of all of the employees employed at Sindolor (including the Interested Parties employed there) is specified in Annex 5.8.29. The aforesaid annex details also the date of commencement of work and specification of the personal employment terms of each employee, entitlement to a car (and specification of the assigned car) and the overall salary (including social rights by virtue of any law, salary linkage mechanism, vacations and related benefits) paid to each of the aforesaid employees. In addition, there is specification pertaining the employees regarding the balance of annual leave days, recuperation pay, length of advance notice, terms and additional bonuses due to them and any financial right of any type which any of the employees may be entitled to. The aforesaid annex contains also engagements of the Company with its employees by way of sub-contracting or consulting agreements. Except for the employees and consultants specified in that annex the Company and the subsidiaries have no engagements with any other consultants and/or employees, and beyond as specified in the Annex those employees and consultants are not entitled to any additional conditions and/or rights. A full copy of all of the updated employment agreements of the Company, including oral agreements, have been delivered to the investor within the framework of the due diligence investigations and the list attached as Annex 5.8.29.

5.8.30.	Except as specified in Annex 5.8.29 to this Agreement, Sindolor’s employees and/or officers do not have any claims (that have been filed and of which a copy has been provided to the Company or that any written and/or oral demand has been received in their matter by the Company and/or the founder) against the Company or the subsidiaries regarding the term of their employment up to the date of signing this Agreement, whether by virtue of employment relations or by virtue of any other cause, and the Company and/or its managers and/or the founder are not aware of the existence of any such proceedings and/or the existence of any such cause against the Company or any of the subsidiaries. In Sindolor’s financial statements full provisions were made for all of the liabilities.

(—)		(—)
Sela Group.Com Ltd.	11	D-Medical Industries Ltd.

Company’s Business

5.8.31.	The Company’s business is carried out according to any law and is not in breach of the provisions of any law or agreement, license or permit of which breach may materially adversely affect the business and/or activity of the Company; The Company holds all of the licenses, permits, approvals and/or any other relevant document required according to any law for the conduct of its business as they are conducted on the date of signing this Agreement and/or for the holding of its assets from any authority and/or other competent entity. Notwithstanding the aforesaid, the Company has all of the approvals required from the health authorities in the countries where the Company’s products are distributed, for the purpose of distributing the medical equipment products which it manufactures and distributes (for the avoidance of any doubt, it should be clarified that Sindolor is not distributing its products as of the date of signing this Agreement).

5.8.32.	Except as specified in Annex 5.8.32 to this Agreement, from the date of incorporation of the Company until the date of signing of this Agreement, no bonus and/or benefit have been applied for nor have they been received by the Company and/or on its behalf from the Chief Scientist and/or the Fund for the Promotion of Marketing and/or the Investment Center and/or any other governmental fund.

5.8.33.	The Company’s assets and business are insured according to the policies specified in the list attached as Annex 5.8.33 to this Agreement. The insurances specified in that annex constitute proper insurance of the Company’s business and activity.

5.8.34.	A report prepared in accordance with the provisions of the Securities Regulations (a transaction between a company and its controlling shareholder), 5761 – 2001, will be attached to this Agreement as Annex 5.8.34, describing completely, fully and correctly the business of Sindolor, and it shall include any detail pertaining the transaction subject matter of this Agreement, which may be important to a reasonable investor.

5.8.35.	On the date of submitting the report as aforesaid in Section 5.8.33 [sic] above, the CEO, CFO and chairman of the board of directors of the Company shall sign a managers’ declaration in the form attached as Annex 5.8.35.

(—)		(—)
Sela Group.Com Ltd.	12	D-Medical Industries Ltd.

5.8.36.	On the date of submitting the report as aforesaid in Section 5.8.33 [sic] above, Adv. Victor Tshuva shall sign an attorneys’ comfort letter in the form attached as Annex 5.8.36.

5.9.	The Purchaser undertakes to bear the payment of the liquidated damages as specified in Section 6 of the Agreement for Purchase of Control, Annex A of this Agreement.

6.	The Consideration

On the Closing Date, against the transfer of the Company’s holdings in the Holding Company to the Company, the Company shall allot to the Purchaser the Issued Shares, while they are Free. The amount of shares issued within the Private Issuance will be based on the ratio between the Company’s equity (after closing of the agreement for transfer of business, as defined in the Agreement for Purchase of Control) and the value of the New Business (the “Issued Shares”).

7.	Conditions Precedent

7.1.	The entering into effect of this Agreement is subject to the full and cumulative fulfillment of all of the conditions precedent as follows, until December 31, 2009 (the “Conditions Precedent”):

The fulfillment of all of the Conditions Precedent specified in Section 7 of the Agreement for Purchase of Control (except for the condition precedent pertaining the allotment of the shares issued to the Purchaser according to this Agreement, which appears in Section 7.2 of the Agreement for Purchase of Control) and the entering into effect of the aforesaid agreement, including:

a.	Receipt of an approval of the Company’s institutions to this Agreement and to the performance and allotment of the shares allotted to the Purchaser.

b.	Receipt of an approval from the stock exchange for the listing for trade of the Issued Shares.

c.	Receipt of an approval of the Company’s general meeting for changing the Company’s name to a name to be proposed by the Purchaser or to any other name which will be approved by the Companies Registrar as long as such name shall not include the word “Sela”.

d.

Receipt of the approval of the Company’s general meeting for appointment of directors for the Company’s board of directors instead of the resigning directors, as they are defined in the Agreement for Purchase of Control, except for the directors of the public, to the extent such shall continue to serve, while the

(—)		(—)
Sela Group.Com Ltd.	13	D-Medical Industries Ltd.

names of the candidates for office as directors in the Company’s board of directors and as officers of the Company shall be provided to the Company by the Purchaser prior to the publication of the conflict report.

e.	Receipt of a “pre ruling” from the tax authorities regarding the transfer of the New Business to the Company, which will determine that the transfer of business to the Company will not create an immediate tax liability to the offeree and/or the Company.

f.	Completion of all of the mechanisms set in the articles of association of Sindolor Medical Ltd. for transfer of the Purchaser’s holdings in Sindolor Medical Ltd. to the Company. A copy of the articles of association of Sindolor Medical Ltd. is attached to this Agreement as an integral part thereto, marked as Annex C.

g.	Approval of the Purchaser’s board of directors of the engagement according to this Agreement (this Agreement will be brought to the approval of the board of directors of the Purchaser within 5 days from signing this Agreement).

7.2.	Should not all of the Conditions Precedent detailed in the aforesaid Sections be fulfilled until December 31, 2009 (the “Closing Date”), this Agreement shall not enter into effect, and none of the parties shall have any claim and/or demand by its virtue due to it not entering into effect. However, in case that the parties to the Agreement for Purchase of Control shall agree to an extension of the Closing Date, then the last date for fulfillment of the aforesaid Conditions Precedent shall be also extended accordingly.

8.	Closing the Transaction

On the Closing Date the parties shall convene at Cantor and Co. – Law Firm or at any other location which shall be agreed upon between the parties, and will close the transaction as specified in this Section 8 below, while all of the integrated transactions specified below performed correspondingly:

8.1.	The Company

a.	Will issue a confirmation that all of the representations and declarations given by it in Section 4 above are true also as of the Closing Date, except for changes which were performed according to the provisions of this Agreement and/or in accordance with the provisions of the Agreement for Purchase of Control.

b.	Will allot to the Purchaser the Issued Shares and issue to the Registration Company a share certificate for the Issued Shares.

(—)		(—)
Sela Group.Com Ltd.	14	D-Medical Industries Ltd.

8.2.	The Trustees

Will transfer the Issued Shares to the Purchaser’s account.

8.3.	The Purchaser

a.	Will transfer to the Company its holdings in the Holding Company.

b.	Will issue a confirmation that all of the representations and declarations given by it in Section 5 above are true also as of the Closing Date, except for changes performed in accordance with the provisions of this Agreement and/or in accordance with the Agreement for Purchase of Control.

9.	Hindrance or limitation to the performance of actions with the Issued Shares

According to Section 15C of the Securities Law and the Securities Regulations (details regarding Sections 15A and 15C of the Law), 5760 – 2000, the following shall be deemed as a public offering:

9.1.	An offer in the midst of trading in the stock exchange of the shares issued within the framework of this Agreement (hereinafter in this section: the “Shares”), if six months have not yet elapsed from the date of their issue (the “Full Block Period”);

9.2.	An offer in the midst of trading in the stock exchange of the Shares, if six consecutive quarters have not elapsed yet, counted commencing in the end of the period referred to in subsection (a) above [sic] (the “Trickling Period”), that is if in each of the additional periods within the Trickling Period, one of the following occurred:

a.	The amount of Shares offered on every day of trade at the stock exchange exceeded the daily average of the trading cycle in the stock exchange of the Company’s shares in a period of eight weeks prior to the date of the offer;

b.	The offered amount of the offered shares in each quarter exceeded 1% of the issued and paid up capital of the Company.

“Issued and Paid Up Capital” – except for shares which will derive from exercise or conversion of convertible securities issued up to the date of the offer and not exercised or converted yet.

9.3.	The aforesaid shall apply also to shares purchased from the Purchaser within the Full Block Period or the Trickling Period as aforesaid, not in accordance with a prospectus and not during trade at the stock exchange.

(—)		(—)
Sela Group.Com Ltd.	15	D-Medical Industries Ltd.

10.	Taxes

Each party shall bear and pay all of the tax payments applicable to it due to the transaction subject matter of this Agreement according to law.

11.	Applicable Law and Jurisdiction

11.1.	The laws of the State of Israel shall apply to this Agreement and to any matter pertaining and/or related to it and/or deriving therefrom.

11.2.	The competent court in the City of Tel Aviv Jaffa is granted the sole and exclusive jurisdiction to deliberate the Agreement and any matter related and/or pertaining and/or deriving therefrom.

12.	Miscellaneous

12.1.	In any case which a party shall not use any right granted to it according to this Agreement or according to any law, that will not be deemed as a waiver by it of that right and it will be entitled to reuse those rights. A claim of delay or waiver shall not protect the party in breach.

12.2.	The terms of this Agreement contain in full all that is stipulated and agreed upon between the parties and they supersede any engagement, agreement, representation and undertaking that preceded the signing of this Agreement, whether written or oral.

12.3.	After signing this Agreement drafts and other documents exchanged between the parties prior to signing this Agreement will be deemed as if they had never been made, and will not be used in any manner as evidence or support for interpretation and/or a claim and/or otherwise.

12.4.	Any modification, amendment and/or addition will have no effect and shall be deemed as if never made, unless carried out in writing and signed by all of the parties together.

12.5.	The parties shall take all of the additional steps including the signing of additional documents required for the implementation and performance of this Agreement according to its wording and intention.

12.6.	The parties’ addresses for the purpose of this Agreement are as specified in the preamble to this Agreement or any other address in Israel of any of the parties with regard to which it had notified in writing all of the other parties.

12.7.	Any notice of any of the parties regarding this Agreement shall be sent to the addressee by personal delivery or by registered mail to its

(—)		(—)
Sela Group.Com Ltd.	16	D-Medical Industries Ltd.

address, as aforesaid and shall be deemed as delivered to the addressee on the date of its delivery by personal delivery, or upon the expiration of 3 days after its mailing by registered mail as aforesaid, or on the first business day after its transmission via facsimile with a proper sending confirmation, all as the case may be.

In witness whereof the parties have hereunto set their hands, today August 27, 2009:

(—)	(—)
Sela Group.com Ltd.	D-Medical Industries Ltd.

(—)		(—)
Sela Group.Com Ltd.	17	D-Medical Industries Ltd.

Annex

To an agreement from August 27th, 2009

(hereinafter: the “Agreement”)

Whereas

On the 27th of August, 2009, an agreement between D. Medical Industries Ltd. public company 520041955 (hereinafter: the “Purchaser”) on the first part; and Sela Group Ltd. public company 520041955 (hereinafter: the “Company”) on the second part; was signed; and

Whereas	The parties have regulated their agreements in relation to the private placement.

Now therefore it is declared, stipulated and agreed between the parties as follows:

1.	The parties approve and agree that while signing the Agreement the purchase amount of 8,274,621 ordinary shares of the Company, by Menashe Geisler and Trend Hadar, which constitute 55.69% of the issued and paid up capital of the Company, in consideration for an amount of NIS 2.04 million, was changed.

In addition, the transfer of the Company’s activity (according to the activity transfer agreement) (herein after: the “Transferred Activity”) from the Company to its former controlling shareholders, was made in consideration for a payment of NIS 1,800 thousand from the former controlling shareholders to the Company.

2.	This annex will be attached to the Agreement and will constitute an integral part thereto.

3.	The parties’ aforementioned undertakings, agreements and declarations in this annex obligates the parties for all intents and purposes, and neither of the parties who have signed this annex shall have any assertion and/or claim towards the other side and/or towards the Company.

In witness whereof the parties have hereunto set their hands,

(– Stamp –) D. Medical Industries Ltd.	(– Stamp –) NextGen Biomed Ltd.

Schedules Omitted Pursuant to Item 601(b)(2) of Regulation S-K

•

Annex A – agreement, dated August 27, 2009, between Menashe Geisler Investments Ltd. and Trend Hadar Investments Ltd. and the previous controlling shareholders of Sela Group.com Ltd. (Messrs. Korfini Segal and David Bassa).

•	Annex B – D. Medical’s annual report for the year 2008.

The following Annexes form part of the representations and warranties provided by D. Medical with respect to Sindolor Medical Ltd., or Sindolor Medical:

•	Annex 5.8.1 – Sindolor Medical’s incorporation certificate and change of name certificates.

•	Annex 5.8.1(a) – Sindolor Medical’s Articles of Association.

•	Annex 5.8.2(b) – extraordinary resolutions of Sindolor Medical adopted since its inception – [None].

•	Annex 5.8.6 – security holders and their percentage holdings of Sindolor Medical.

•	Annex 5.8.13 – Sindolor Medical’s guarantees, indemnifications, encumbrances for the benefit of third parties – [None].

•	Annex 5.8.14 – management or service agreements to which Sindolor Medical is a party – [None].

•	Annex 5.8.15 – a list of Sindolor Medical’s assets – [None].

•	Annex 5.8.16 – encumbered assets of Sindolor Medical – [None].

•	Annex 5.8.17 – a list of lease agreements, leasing agreements and licenses to which Sindolor is a party to with respect to property used, but not owned, by Sindolor Medical.

•	Annex 5.8.18 – a list of assets owned or held by Sindolor Medical – [None].

•	Annex 5.8.19 – Sindolor Medical’s undertakings not in the ordinary course of business – [None].

•	Annex 5.8.20 – comprehensive specification of Sindolor Medical’s intellectual property rights and their status, provided by Sindolor Medical’s patent attorney.

•	Annex 5.8.21 – a list of third parties’ intellectual property rights used by Sindolor Medical – [None].

•

Annex 5.8.23 – comprehensive details regarding bank accounts, including guarantors for such accounts, security interests and/or guarantees provided by Sindolor Medical, loans, signature rights, standing orders, credit line and deviations therefrom, as of the date of this agreement, as well as the bank account status as of August 31, 2009 – [None].

•

Annex 5.8.24 – material agreements to which Sindolor is a party or by which it is bound and that are in effect on the date of this agreement, including independent contractor’s agreements, employment agreements, insurance policy, investment agreements and agreement to purchase the intellectual property – [See annexes to Exhibit 2.4 to the Registration Statement].

•	5.8.26 – any material negotiation conducted with any person or entity – [None].

•

Annex 5.8.27 – Amounts owed by Sindolor Medical to major shareholders and amounts owed to Sindolor Medical by its major shareholders; agreements between Sindolor Medical and its shareholders and/or among its shareholders with respect to their rights as shareholders or management of Sindolor Medical’s business – [None].

•	Annex 5.8.28 – a list of legal proceedings re Sindolor Medical, its shareholders and directors – [None].

•	Annex 5.8.29 – a list of all employees of Sindolor Medical and other employees’ related matters – [None].

•	Annex 5.8.32 – list of grants or benefits provided to Sindolor Medical – [None].

•	Annex 5.8.33 – list of Sindolor Medical’s insurance policies.

•	Annex 5.8.34 – an immediate report relating to a transaction between Sindolor and its controlling person.

•	Annex 5.8.35 – managers’ declaration of the CEO, CFO and Chairman of the Board.

•	Annex 5.8.36 – attorneys’ comfort letter.

•	Annex C – Sindolor Medical’s articles of association.